EXHIBIT NO. 10.19

BEHRE DOLBEAR.

founded 1911 MINERALS INDUSTRY CONSULTANTS

Behre Dolbear International Ltd

Winchester House, 259-269 Old Marylebone Road, London, NW1 5RA

Denis Acheson, President, Direct Tel +4420 7937 3662 Direct Fax +4420 7937 4435

Direct e-mail denisach@btinternet.com

19 January 2006

Mr Michael McChesney

President and Chief Executive Officer Eastern Goldfields, Inc.

By e-mail to cheston@cheston.co.za

With Copy to Mr Birol Nadir

Director, Zenith Premier Limited By e-mail info@zenithpremier.com

Gentlemen

Engagement Letter: Technical Advisory on Lily Mine Project Phase 2

This letter confirms that Behre Dolbear International Limited accepts the appointment as Technical Advisor for the fmancing of the development of Eastern Goldfield, Inc.'s gold-mining projects in the Barberton area of South Africa.

The Services

The services for this second phase include:

•

A visit by the Project Manager with Zenith Premier and others at the end of November 2005 to review the plans for the feasibility study on the Lily mine development ("the Project") and subsequent work by Behre Dolbear,

•	A visit by a three-man Behre Dolbear team, probably in March 2006, to undertake a due-diligence review of the feasibility study and to prepare an independent expert report on:

¤            The underground ore reserve and mineral resource estimation;

¤           The underground mine design and plan and cost estimate;

¤	The metallurgical plant design and cost estimate;
¤	The tailings dam design and cost estimate;
¤	Environmental and community considerations;

¤           Human resources, health and safety considerations;

¤	Cash flow calculations;

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•	An Independent Technical Advisor's report on the Project; and
•	The availability of the Project Manager for discussions with potential investors (subject to limitations set out in the Commercial Terms section below).

Behre Dolbear Team

The team proposed to undertake the review feasibility study comprise: Project Manager: Mr Denis Acheson

Mr Acheson, resident in London, has over forty years of experience in the mining industry, initially as a metallurgical engineer and subsequently in management roles which included the development and operation of a gold and copper mine, both open pit and underground. He is President of Behre Dolbear International Ltd and was responsible for the Phase 1 review of the Project. He has recently been project manager of a CPR for a successful £20 million AIM listing. Mr Acheson will be responsible for the review of processing, environmental, human resources and community aspects of the Project, with input from other team members both of whom also have experience in these areas.

Geologist: Mr David Wetmore

Mr Wetmore, resident in Toronto, has forty years experience in the mining industry in consulting, exploration management and general management roles. He has undertaken project evaluation and operational studies on gold and other mining projects in several continents including the greenstone gold areas of Canada. His expertise includes review of ore resource and reserve methods and he is a qualified person in terms of North American stock exchange requirements. He will specifically be responsible for reviewing the geological interpretation of the Lily project and the bases of the mineral resources and ore reserve estimation.

Mining Engineer: Mr Derek Rance

Mr Rance, resident in Toronto, also has forty years of experience as a mining engineer, manager and consultant. Before joining Behre Dolbear in 1993 as President of the Canadian branch, he was CEO of Iron Ore Company of Canada. He has great depth of experience in design, management and consultancy on open-pit and underground metal mining operations, including work on Canadian greenstone-type gold mines. He will specifically be responsible for review of the mine planning and design and cost estimation, together with mine management considerations.

Behre Dolbear always has a senior member undertake a peer review of due diligence or other technical reports as quality control and, in this case, the role will be performed by Mr Mark Anderson, non-executive chairman of the board of Behre Dolbear & Company, Inc., who has extensive experience on gold and other mining projects including due diligence and independent engineer work.

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Timing

Behre Dolbear will plan on being on site in Mpamulanga on 13th March or other date convenient to the client and aim at having a draft report to Zenith Premier within three weeks of the start of the team visit. A final report would be delivered promptly after any client comments.

Commercial Terms

In previous correspondence, Behre Dolbear has undertaken to provide this due diligence review for a lump-sum fee of US$40,000 plus expenses.

The fee would include Mr Acheson's availability for a limited amount (say up to two days equivalent) of post-report discussion with financial advisors or potential investors, assuming that these discussions take place in London. The fee does not cover any form of valuation (such as equity market comparisons) other than the NPV calculation from the feasibility study estimates.

Behre Dolbear would be pleased to undertake additional technical advisory or valuation study work under a separate assignment.

Expenses will include:

air fares to Nelspruit

food and lodging

local transportation costs

handling charge on purchases of 7.5%

US$1000 (2.5% of fees) to cover telecommunications and computer use.

Expenses will not exceed $20,000 without reference to the client. Invoices will be presented for payment within seven days as follows:

Retainer Payment:	$10,000 (this has been received)

Before the team visit	$20,000

With the draft report	$10,000 plus itemized expenses.

The detailed terms are contained in the attached Consulting Services Agreement in our standard format.

Yours sincerely

Denis Acheson

President, Behre Dolbear International Limited

cc	Mr Barney Guarnera, President and CEO, Behre Dolbear & Company, Inc. Mr Mark Anderson

Behre Dolbear Project 05-090 EGF	Page 3

Behre .Dolbear International Ltd — Eastern Goldfields, Inc. CONSULTING SERVICES AGREEMENT

This Agreement is entered into effective 1 January 2006 by and between Eastern Goldfields, Inc (hereinafter "Client"), and Behre Dolbear International Ltd (hereinafter "Consultant").

1.             The Services: Consultant shall perform for Client the consulting services (hereinafter the "Services") described in Section A of the attached Schedule, which Schedule by this reference is incorporated herein.

2.             Performance Schedule: The Services shall be performed during the period mentioned in Section B of the Schedule. Client, however, may terminate this Agreement at any time without cause upon giving Consultant notice of termination. If Client terminates this Agreement, Client shall pay Consultant for all work performed and costs incurred by Consultant as a consequence of such termination. Such costs include, but are not limited to, costs incurred in demobilization and termination of personnel and subcontractors.

3.             Compensation and Audit: For performance of the Services, Client shall pay Consultant compensation in accordance with Section C of the Schedule. Consultant shall maintain records relating to the costs and expenses for which Consultant seeks reimbursement hereunder including the time spent in performing the Services. In the event that Consultant is subpoenaed or otherwise required to appear to testify regarding work performed for the Client on this project, Client will reimburse Consultant for time and expenses. Time spent in actual deposition or testimony will be invoiced at twice the rate billed during the project for the professional involved. Consultant shall retain such records for a period of 6 months after the termination of this Agreement and Client may, upon request, audit such records or any other documentation pertaining to the Services; provided, however, Consultant may exclude its trade secrets from any such audit. Consultant shall ensure that any firm acting on its behalf in connection with the Services maintains and retains comparable records for the same period as required of the Consultant, and permits Client to conduct audits of such records.

4.             Independent Contract: In performing the Services, Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of Client. As an independent contractor, Consultant will be solely responsible for determining the means, manner, and method for performing the Services. Client shall have no right to control or to exercise any supervision over Consultant as to how the Services will be accomplished.

5.             Client's Representative: Consultant shall make itself available at all reasonable times and places to consult with Client in connection with the Services. Consultant shall report to and consult with Client through a representative designated by Client (hereinafter "Client's Representative"). The name of the Client's Representative is set forth in Section E of the Schedule.

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6.           Guarantee: Consultant guarantees that it shall perform the Services in accordance with the standards of care and diligence normally practiced by recognized consulting firms performing services of a similar nature. All information furnished by the Client is a representation or warranty by the Client and the Client is responsible for the accuracy and completeness of such information and Consultant shall have the right to rely upon such information. If, during the six (6) month period following completion of the Services it is shown that Consultant has failed to fulfill this guarantee and the Client has promptly notified Consultant in writing of such failure, Consultant shall perform, at Consultant's cost, such corrective Services as may be required to remedy such failure. Consultant's aggregate limit of liability under this Agreement shall not exceed the dollar value of Consultant's fee for Services. The Client shall release, defend, and indemnify Consultant from and against any further liability arising from the Services or this Agreement.

Consultant shall be liable to the Client in the event Consultant is guilty of gross negligence and willful misconduct. In no event, shall Consultant's liability to the Client exceed the value of the labor fees paid to the Consultant by the Client.

7.           Consequential Damages: Neither party shall be responsible or held liable to the other for consequential damages including without limitation loss of profit, loss of product, loss of investment or business interruption. The rights and remedies provided herein are exclusive and in lieu of any other rights and remedies otherwise available at law or in equity. Indemnifications against, releases of liability and limitations of liability, damages and remedies shall apply in the event of the fault, negligence, strict liability or liability arising by statute of the party indemnified, released or whose liability is limited, or in whose favor damages or remedies are limited.

8.           Confidentiality: All knowledge and information acquired or developed by or on behalf of Consultant hereunder shall be and remain the confidential and proprietary information of Client. All such information shall be turned over to Client at the termination of this Agreement. Consultant shall ensure that it and those performing on its behalf maintain strict security over all knowledge and information acquired or developed by it during the performance of this Agreement and shall not divulge any such knowledge or information directly or indirectly to any person, other than the authorized representatives of Client, without the Client's prior written consent.

9.           Subcontracts and Assignments: This Agreement shall not be assignable by either party without the prior written consent of the other party, except that it may be assigned without such consent to the successor of either party, or to a person, firm or corporation acquiring all or substantially all of the business assets of such party, or to a wholly owned subsidiary of either party, or by Consultant to a corporation in which Consultant owns no less than 10% of the voting capital stock, but such assignment shall not relieve the assigning party of any of its obligations under this Agreement. No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the Assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. Consultant shall not subcontract for any part of the Services or obligations hereunder without the prior written consent of the Client.

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10.      Waiver: No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of each party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.

11.       Notice: Any notice required or permitted hereunder shall be deemed to have been properly given when

(1)	delivered personally to the party for whom it is intended,

(2)   seventy-two (72) hours after deposit in the Royal Mail in the United Kingdom (certified and return receipt requested) of an original or confirming copy,

(3)	forty-eight (48) hours after entrustment to a professional overnight courier service, or

(4)	upon receipt of transmission by facsimile,

addressed to the party for whom it is intended, at the addresses set forth in Section D of the Schedule.

12. Survival: Notwithstanding the termination of this Agreement, any duty or obligation which has been incurred and which has not been fully observed, performed, or discharged, and any right, unconditional or conditional, which has been created and has not been fully enjoyed, enforced, or observed, performed, or satisfied (including but not limited to the duties, obligations, and rights with respect to confidentiality) shall survive such expiration or termination until such duty or obligation has been fully observed, or discharged and such right has been enforced, enjoyed, or satisfied.

13. Severability: In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Consultant and Client shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

14. Governing Law: The provisions of this Agreement will be construed in accordance with the laws of England. The parties agree that any action concerning this Agreement must be brought in a court of competent jurisdiction in London, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Agreement may be executed.

15. Press Releases: No press release, or other similar announcement, which refers to Consultant or mentions Consultant by name shall be issued by Client, or any Shareholder, Director, Officer, employee, agent, legal counsel or affiliate of Client, without prior written consent of Consultant. No press release, or other similar announcement, which refers to Client or mentions Client by name shall be issued by Consultant, or any Shareholder, Director, Officer, employee, agent, legal counsel or affiliate of Consultant, without prior written consent of Client.

16. Insurance: Consultant will carry general liability insurance covering its professionals on the project. If desired, the Client can be named as a co-insured. Consultant does not carry professional liability or errors or omissions insurance and Client hereby agrees to indemnify Consultant against any such claim.

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17. Entire Agreement: This Agreement including the Schedule and Exhibits attached hereto sets forth the full and complete understanding of the parties hereto as of the date hereof relating to the subject matter hereof and supersedes any and all other agreements or representations, oral or written, made or dated prior thereto and may be amended only by a written statement signed by both parties. The Exhibits which are attached hereto and made a part hereof are as follows:

Exhibit "A," Consultant's Letter, dated 19 January 2006

In witness whereof the parties hereto have entered into the Agreement effective as of the date first above written.

Client:

Eastern Goldfields, Inc. By:

/s/ Mike McChesney

Title: President and CEO

Consultant:

Behre Dolbear International Ltd By:

Denis Acheson President

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SCHEDULE

SECTION A - SCOPE OF SERVICES

1.

The Services to be performed by Consultant under this Agreement shall be generally as described in this Paragraph 2 below. The primary location for Consultant's performance of consulting Services shall be in South Africa with supplemental consulting Services to be performed elsewhere as necessary and as approved in advance by Client.

2.	Scope of Services

Per Exhibit A: Behre Dolbear letter dated 19 January 2006 SECTION B - TERM OF THE AGREEMENT

Unless sooner terminated by Client, the term of this Agreement is effective as of 20 November 2005 and shall continue until completion (a period not exceeding one year) or upon satisfactory completion of the Services prior to such date.

SECTION C – COMPENSATION

1.	The Services will be charged at a fixed professional fee of US$40,000:
2.

In addition to fee payments, Client will reimburse Consultant for the following expenses incurred in the performance of the Services under this Agreement at cost plus a 7.5% handling charge on direct purchases:

(a)	Travel undertaken in the performance of Services hereunder,
(b)	Reasonable and necessary expenses incurred by Consultant for food and lodging associated with (a) above;
(c)	Telecommunications and related charges. In lieu of itemizing telephone charges, and to offset costs of computers, a flat 2.5% of professional fees will be assessed as usage charges;
(d)	External prints, reproductions and copies;
(e)	Courier express, air express, and air freight charges;
(f)	Use of personal automobiles or vehicles at the rate established by Consultant;
(g)	Royalties on computer software;
(h)	Clerical services at $47.50 per hour;
(i)	Other costs and expenses incurred in the performance of Services hereunder.
3.	Invoices will be sent to Client as follows:

Retainer Invoice: $10,000. This has been received.

Second Invoice: $20,000 Payable before the start of the March visit

Final Invoice:           $10,000 plus detailed expenses after submission of draft final report, payable within 30 days.

4.

If charges and reimbursable expenses are not paid when due and collection proceedings are required, Client agrees to pay all of Consultant's costs and collection including the actual legal fees incurred by Consultant.

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5.	Charges are net of any withholding of tax required of Client on fees or reimbursement of expenses. If withholding tax is applicable, invoices will be grossed up accordingly.

SECTION D - NOTICES

Notices to Client shall be sent to: Michael McChesney

Eastern Goldfields, Inc.
P.O. Box 820
Nelspruit 1200 South Africa

With a copy concurrently by e-mail to:

Cheston@cheston.co.za

Notices to Consultant shall be sent to:

Denis Acheson,

Behre Dolbear International Ltd. Winchester House

259-269 Old Marylebone Road London, NW 1 5RA

With a copy by e-mail to denisach@btintemet.com or by fax to +44207 937 4435

SECTION E – CLIENT'S REPRESENTATIVE

Client's Representative is Michael McChesney or such party as may be designated in writing by the Client.

SECTION F - EMPLOYEES

The Client agrees in accepting Consultant's proposal that in the event it hires a Consultant's employee, associate, senior associate, or consultant utilized on the Client's project within six months of the end of the project, it will pay Consultant 25% of the individual's first year salary and bonus as a finder's fee to compensate Consultant for its costs in recruiting the professional and the loss of the professional's services.

SECTION G - RETENTION OF DATA

Consultant does not retain drafts of reports once a new draft or final report is issued unless specifically requested otherwise by the Client. Consultant will retain all data on the project in their records for the duration of two years. After that time, Consultant will retain only a single hard copy of the report, a diskette of the report, and will destroy all other records pertaining to the project.

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